[LEV PHARMACEUTICALS]

Contact:
Lev Pharmaceuticals, Inc.                           Media and Investor Relations
Joshua D. Schein, Ph.D.                             Rebecca Wong
(212) 682-3096                                      (858) 527-3495

      Lev Pharmaceuticals, Inc. Names Douglas Beck Chief Financial Officer

NEW YORK, NY (May XX, 2005) Lev Pharmaceuticals, Inc. ("LevPharma" or the "Company") (OTCBB:LEVP - News) announced today the appointment of Douglas J. Beck, CPA as its Chief Financial Officer. Mr. Beck joined LevPharma as the Company's Controller in February. Mr. Beck will assume oversight of all financial operations of the company.

Mr. Beck has extensive experience in management and finance. He has previously served as a financial consultant to Pfizer, Inc. (NYSE: PFE) and has served in various capacities with Diversified Security Solutions, Inc., (AMEX: DVS) from Director of Finance to Chief Financial Officer. He has also served as Director of Financial Reporting for Urbanfetch.com, Inc. and as an audit manager with Andersen LLP.

"Douglas brings a wealth of management, finance, treasury, corporate and SEC experience to LevPharma," said Joshua D. Schein, Chief Executive Officer of Lev Pharmaceuticals, Inc. "We look forward to his continued contributions to the Company as part of the executive team."

About Lev Pharmaceuticals, Inc.


LevPharma is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. LevPharma's product candidates are based on C1-esterase inhibitor ("C1-INH"), a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. In addition to the treatment of hereditary angioedema, LevPharma is also developing C1-INH for the treatment of acute myocardial infarction, or heart attack, and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.


Legal notice to investors: Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "estimates," "anticipates," "believes," "continues" or words of similar import. Similarly, statements that describe LevPharma's future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of LevPharma to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that LevPharma will not obtain approval to market its products, the risk that LevPharma's products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.